INDEPEPENDENT AUDITORS' CONSENT



To the Board of Directors and Stockholders
Westower Holdings Ltd. and Subsidiaries

We consent to the use in this Amemdment No. 2 to Registration Statement No. 333-32963 of Westower Corporation of our report dated July 21, 1997, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings "Experts" in such Prospectus.



/s/ MOSS ADAMS LLP

MOSS ADAMS LLP


Bellingham, Washington
October 8, 1997




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